Exhibit 2.1

INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

BY AND AMONG

NEW HAPI INC.

AND

HONEYWELL INTERNATIONAL INC.

Dated as of October 14, 2018

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Estimated Annual Loss Statement
Exhibit B	Initial Prior Year Aggregate Loss Statement
Exhibit C	Quarterly Report
Exhibit D	Prior Year Aggregate Loss Statement
Exhibit E	Specified Sites
Exhibit F	Excluded Sites
Exhibit G	Covenants
Exhibit H	Guarantee

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INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

This INDEMNIFICATION AND REIMBURSEMENT AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated October 14, 2018, by and among (i) Honeywell International Inc., a corporation organized under the Laws of the State of Delaware (“Indemnitee” or “Honeywell”) and (ii) New HAPI Inc., a corporation organized under the Laws of the State of Delaware and a direct wholly owned subsidiary of Indemnitee (“Indemnitor” and, together with Indemnitee, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS the board of directors of Honeywell has determined that it is in the best interests of Honeywell and its shareholders to create a new publicly-traded company that will operate the Homes Business;

WHEREAS Honeywell and Resideo Technologies, Inc., a corporation organized under the Laws of the State of Delaware (“Homes”), intend to enter into a Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, pursuant to and in accordance with the Separation Agreement, prior to the Distribution, (i) Indemnitor will assign the obligations hereunder to Resideo Intermediate Holding Inc. (“New HAPI 2”) (an indirect wholly owned subsidiary of Indemnitee) and (ii) shares of New HAPI 2 and certain other assets relating to the Homes Business will be contributed to the Homes Group and, following the Distribution, (a) New HAPI 2 will be Indemnitor for all purposes under this Agreement and (b) a substantial portion of the Homes Business and certain related assets and liabilities will be held by New HAPI 2 (which will be an indirect wholly owned subsidiary of Homes) and its subsidiaries;

WHEREAS, Honeywell historically operated certain businesses whose activities have resulted in certain environmental remediation liabilities subject to indemnification by the Honeywell Group (and, indirectly, Indemnitor Group), which have been identified as Specified Sites on Exhibit E hereto;

WHEREAS, in light of Indemnitor’s ownership of the equity interests in certain of the other entities comprising the Homes Group, Indemnitor has determined that it is appropriate and desirable for Indemnitor to agree to pay to Indemnitee the Environmental Obligation and, because of its recognized experience with and efficient management of such matters, for Indemnitee to manage such Claims as more fully described in this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. When used in this Agreement, the following terms shall have the respective meanings specified below.

“Accrued Amounts” shall have the meaning set forth in Section 2.4(b).

“Adverse Change” shall have the meaning set forth in Section 2.11(a).

“Affiliate” of any Person shall mean a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) Homes and the other members of the Homes Group shall not be considered Affiliates of Honeywell or any of the other members of the Honeywell Group and (ii) Honeywell and the other members of the Honeywell Group shall not be considered Affiliates of Homes or any of the other members of the Homes Group.

“Aggregate Annual Obligation” shall mean, in respect of any calendar year, the sum of (i) the Environmental Obligation in respect of such calendar year, plus (ii) any Disallowance Payment calculated as of December 31 of such year, plus (iii) any Cumulative Outstanding Liability Transfer Losses, calculated as of December 1 of such year.

“Agreement” shall have the meaning given to it in the preamble to this Agreement.

“Agreement Amendment” shall have the meaning set forth in Section 2.11(a).

“Ancillary Agreement” shall mean the instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by the Separation Agreement.

“Annual Cash Deficiency Payment” shall have the meaning set forth in Section 2.3(d)(ii).

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York City, New York.

“Cap” shall mean $140,000,000.

“Cash Amounts” shall mean, in respect of any Person (i) amounts of cash actually paid by such Person to any other Person or (ii) amounts to be paid by such person to any other Person that are classified as accounts payable; provided, for the avoidance of doubt, that any amount previously counted as a Cash Amount pursuant to clause (ii) may not be counted as a Cash Amount pursuant to clause (i) in a subsequent year’s calculation of the Aggregate Annual Obligation.

“Cash True-Up Payments” shall have the meaning set forth in Section 2.3(d)(ii).

“Claims” shall mean (i) any and all claims asserted, made or alleged against any member of the Honeywell Group or the Homes Group or their respective Representatives, or any of the heirs, executors, successors and assigns of any of the foregoing, regardless of when they are made, arise or arose, alleging any injury, harm, risk, damage, cost or expense of any kind or nature, which are asserted to be related in any way, directly or indirectly, to (A) any violation of, noncompliance with, or liability under any HSE Laws associated with the Specified Sites, including, without limitation, response to, investigation and remediation of Releases, (B) the Release or exposure to Hazardous Materials associated with the Specified Sites (excluding any such current non-remediation claims asserted, made or alleged related to matters listed on Schedule 1.1 hereto, including, without limitation, personal injury and loss of property value claims), or (C) any natural resource damages with respect to the Specified Sites, and (ii) any investigation and remediation of Releases with respect to the Specified Sites unrelated, or in addition, to any claim. For the avoidance of doubt, “Claims” shall not include any SpinCo HSE Liabilities (as defined under the Separation Agreement).

“Cumulative Outstanding Liability Transfer Losses” shall mean an amount equal to: (i) 90% of the Liability Transfer Resolution Amount, less (ii) 90% of the Insurance Receipts received in respect of a Liability Transfer Resolution Event, less (iii) 90% of Affirmative Environmental Litigation Proceeds received in respect of a Liability Transfer Resolution Event, less (iv) 90% of Property Sales Proceeds received in respect of a Liability Transfer Resolution Event, less (v) 90% of Co-Contributions Proceeds received in respect of a Liability Transfer Resolution Event, and less (vi) the aggregate amount of all Liability Transfer Allocations, calculated in each case, as of December 1 of any year.

“Current Credit Agreement” shall mean the Credit Agreement to be entered into by and among, inter alia, Homes, the Homes Borrower, the lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent.

“Default” shall have the meaning set forth in Section 2.12(a).

“Default Date” shall have the meaning set forth in the proviso in Section 2.12(a).

“Default Deferral” shall have the meaning set forth in Section 2.4(a).

“Deficiency Amount” shall mean, in respect of any calendar year, the amount, if any, by which (i) the Estimated Annual Obligation for such year is less than (ii) the lesser of: (A) the Aggregate Annual Obligation and (B) the Cap.

“Disallowance Payment” shall mean, as of any date, 90% of Insurance Disallowances during the term of this Agreement that Indemnitor has not already paid to Indemnitee pursuant to this Agreement; provided that if any Disallowance Payment would result in an amount in excess of the Cap being paid in respect of the year the related Insurance Receipt was applied, then such Disallowance Payment shall be limited to the difference between the Cap and the amount of the Aggregate Annual Obligation for such year.

“Dispute” shall have the meaning set forth in Section 4.3.

“Distribution” shall mean the distribution by Honeywell to Record Holders, on a pro rata basis, of all of the outstanding shares of common stock of Homes owned by Honeywell.

“Distribution Date” shall mean the date, determined by Honeywell in accordance with the Separation Agreement, on which the Distribution occurs.

“Environmental Obligation” shall mean, in respect of any period, an amount equal to (i) 90% of the Losses incurred by Indemnified Parties related to Claims (other than any Losses that are included in the calculation of a Liability Transfer Resolution Amount) in such period, less (ii) 90% of the Insurance Receipts for such period, less (iii) 90% of amounts received by any member of the Honeywell Group resulting from affirmative litigation relating to Claims in such period, net of any costs or expenses of whatever kind in respect of Managing, investigating, responding to, prosecuting, settling, compromising or resolving claims relating to such affirmative litigation, including attorneys’ fees and costs (including, but not limited to, the costs of experts and vendors necessary to prosecute, compromise and manage such affirmative litigation) (“Affirmative Environmental Litigation Proceeds”), less (iv) 90% of the net proceeds received in such period by any member of the Honeywell Group in respect of sales of any property comprising the Specified Sites in such period (“Property Sales Proceeds”), and less (v) 90% of any other amounts contributed to or otherwise paid to or on behalf of any member of the Honeywell Group by other Persons not within the Honeywell Group relating to Claims in such period, net of any costs to the Honeywell Group in connection with recovering such amounts (“Co-Contributions Proceeds”), in each of clauses (ii), (iii), (iv) and (v), excluding such amounts in respect of a Liability Transfer Resolution Event.

“Estimated Annual Loss Statement” shall mean, in respect of any calendar year, an annual written statement, a form of which is attached hereto as Exhibit A, setting forth the Estimated Annual Obligation in respect of such year.

“Estimated Annual Obligation” shall mean, in respect of any calendar year, (i) 90% of the amount of estimated Losses incurred by the Indemnified Parties in respect of Claims (other than any Losses that are included in the calculation of a Liability Transfer Resolution Amount), less (ii) 90% of the amount of estimated Insurance Receipts, less (iii) 90% of the amount of estimated Affirmative Environmental Litigation Proceeds, less (iv) 90% of the amount of estimated Property Sales Proceeds and less (v) 90% of the amount of estimated Co-Contributions Proceeds, in each case, as such estimate is set forth in the Estimated Annual Loss Statement and, in each of clauses (ii), (iii), (iv) and (v), excluding such amounts in respect of a Liability Transfer Resolution Event.

“Estimated Initial Obligation” shall mean, in respect of the Initial Period, (i) 90% of the amount of estimated Losses incurred by the Indemnified Parties in respect of Claims (other than any Losses that are included in the calculation of a Liability Transfer Resolution Amount), less (ii) 90% of the amount of estimated Insurance Receipts, less (iii) 90% of the amount of estimated Affirmative Environmental Litigation Proceeds, less (iv) 90% of the amount of estimated Property Sales Proceeds, and less (v) 90% of the amount of estimated Co-Contributions Proceeds, in each of clauses (ii), (iii), (iv) and (v), excluding such amounts in respect of a Liability Transfer Resolution Event.

“FCCR Test” shall have the meaning set forth in Section 2.4(a).

“Financial Covenant Deferral” shall have the meaning set forth in Section 2.4(a).

“Financial Indebtedness” shall mean, for any Person, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured or (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities.

“Financial Representative” shall mean any arranger, collateral agent, administrative agent, indenture trustee or other agent trustee or representative for any holder of Senior Indebtedness.

“Fiscal Quarter” shall mean the fiscal quarter of Indemnitee, it being understood that for purposes hereof, the fourth Fiscal Quarter of any calendar year shall mean the Fiscal Quarter ending on December 31st; provided that if Indemnitee changes its fiscal year, the Parties shall work together in good faith to amend this Agreement as may be necessary.

“General RP Basket” shall have the meaning set forth in Section 2.10.

“Governmental Approvals” shall mean any notices, reports or other filings to be given to or made with, or any consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Guarantee” shall have the meaning set forth in Section 2.13.

“Hazardous Materials” means (i) any natural or artificial substance (whether solid, liquid, gas or other form of matter, noise, microorganism or electromagnetic field) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos-containing materials, perfluoroalkyl substances, urea formaldehyde foam insulation, carcinogens, endocrine disrupters, lead-based paint, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, greenhouse gases and ozone-depleting substances and (ii) any other chemical, material, substance or waste that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any HSE Law.

“Homes” shall have the meaning given to it in the recitals to this Agreement.

“Homes Borrower” shall mean Resideo Funding Inc.

“Homes Business” shall mean the provision of products, solutions, and technologies that control residential energy efficiency, safety, and security, with a portfolio of connected devices and software, as well as wholesale distribution of security and low voltage products, in each case, as conducted by Honeywell and its Affiliates prior to the Distribution, including as described in the Information Statement.

“Homes Group” shall mean (a) Homes, (b) each Person that will be a Subsidiary of Homes immediately prior to the Distribution and (c) each Person that becomes a Subsidiary of Homes after the Distribution, including in each case any Person that is merged or consolidated with or into Homes or any Subsidiary of Homes and any Person that becomes a Subsidiary of Homes following the Distribution.

“Homes Issuer” shall mean Resideo Funding Inc.

“Homes Newco” shall have the meaning set forth in Section 4.7(c).

“Homes Restricted Group” shall mean the Homes Group, excluding any Unrestricted Subsidiary of Homes.

“Honeywell” shall have the meaning given to it in the preamble to this Agreement.

“Honeywell Group” shall mean Honeywell and each of its Subsidiaries, including any Person that becomes a Subsidiary of Honeywell following the Distribution, but excluding any member of the Homes Group.

“HSE Law” shall mean any Law or Governmental Approvals, or any standard used by a Governmental Authority pursuant to any Law or Governmental Approvals, relating to (i) pollution, (ii) protection or restoration of the indoor or outdoor environment or natural resources, (iii) the transportation, treatment, storage or Release of, or exposure to, hazardous or toxic materials, (iv) the registration, manufacturing, sale, labeling or distribution of hazardous or toxic materials or products containing such materials (including the REACH Regulation and similar requirements), (v) process safety management or (vi) the protection of the public, worker health and safety or threatened or endangered species.

“Indemnified Parties” shall mean any member of the Honeywell Group or its Representatives, or any of the heirs, executors, successors and assigns of any of the foregoing.

“Indemnitee” shall have the meaning given to it in the preamble to this Agreement.

“Indemnitor” shall have the meaning given to it in the preamble to this Agreement.

“Indemnitor Group” shall mean (a) Indemnitor, (b) each Person that will be a Subsidiary of Indemnitor immediately prior to the Distribution and (c) each Person that is or becomes a Subsidiary of Indemnitor after the Distribution, including, in each case, any Person that is merged or consolidated with and/or into Indemnitor or any Subsidiary of Indemnitor and any Person that becomes a Subsidiary of Indemnitor as a result of transactions that occur following the Distribution.

“Indemnity Default Notice” shall have the meaning set forth in the proviso in Section 2.12(a)(iv).

“Indenture” shall mean the Indenture to be entered into prior to the Distribution by and among the Homes Issuer, the guarantors named therein and the trustee named therein.

“Information Statement” means the Information Statement sent to the holders of common stock of Honeywell in connection with the Distribution, as such Information Statement may be amended from time to time.

“Initial Cap” shall mean the product of (x) the Cap multiplied by (y) the quotient represented by (1) the number of days between the Distribution Date and December 31, 2018 (inclusive of such dates), divided by (2) 365.

“Initial Cash Deficiency Payment” shall have the meaning set forth in Section 2.3(b)(ii).

“Initial Deficiency Amount” shall mean the amount, if any, by which the Estimated Initial Obligation is less than the lesser of: (i) the Initial Cap and (ii) the Initial Obligation.

“Initial Environmental Obligation” shall mean an amount equal to: (i) 90% of Losses incurred by Indemnified Parties in respect of Claims incurred during the Initial Period (other than any Losses that are included in the calculation of a Liability Transfer Resolution Amount), less (ii) 90% of (A) Insurance Receipts, (B) Affirmative Environmental Litigation Proceeds, (C) Co-Contributions Proceeds, and (D) Property Sales Proceeds, in each of clauses (A), (B) and (C), in respect of Losses incurred during the Initial Period, and in the case of (D), in respect of property sales consummated during the Initial Period. For purposes of this definition, in each of clauses (A), (B), (C) and (D), excluding such amounts in respect of a Liability Transfer Resolution Event.

“Initial Obligation” shall mean, in respect of the Initial Period, the sum of (i) the Initial Environmental Obligation in respect of the Initial Period, plus (ii) any Disallowance Payment as of the Initial Period, plus (iii) any Cumulative Outstanding Liability Transfer Losses, calculated as of December 1, 2018.

“Initial Overage Amount” shall mean the amount, if any, by which the Initial Obligation is less than the lesser of: (i) the Estimated Initial Obligation and (ii) the Initial Cap.

“Initial Period” shall have the meaning set forth in Section 2.2(a).

“Initial Prior Year Aggregate Loss Statement” shall mean a written statement, a form of which is attached hereto as Exhibit B, setting forth (i) the Initial Obligation, (ii) the Initial Deficiency Amount or the Initial Overage Amount, as applicable, (iii) if applicable, the Cumulative Outstanding Liability Transfer Losses as of December 1, 2018, (iv) any Liability Transfer Resolution Events that have occurred from (and including) the Distribution Date to December 1, 2018 and (v) the Liability Transfer Resolution Amounts in respect of such Liability Transfer Resolution Events.

“Insolvency Proceeding” shall mean, with respect to any Person, any distribution to creditors of such Person in (a) any liquidation or dissolution of such Person; (b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Person or such Person’s property; (c) any assignment by such Person for the benefit of its creditors; or (d) any marshalling of such Person’s assets and liabilities.

“Insurance Disallowances” shall mean the amount of any insurance disallowances relating to Insurance Receipts actually paid to the Honeywell Group (not disputed by Indemnitee at the time of calculating the Initial Obligation or the Aggregate Annual Obligation).

“Insurance Receipts” shall mean, for any calendar period for which an Environmental Obligation is owed, as applicable, the amount of cash actually received by Indemnitee or its Affiliates in such period with respect to any casualty insurance policies of Indemnitee or its Affiliates in respect of Losses related to Claims, less all costs and expenses (including attorneys’ fees and costs) incurred by Indemnitee or its Affiliates in connection with the collection of such proceeds.

“Law” shall mean any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liability Transfer Allocation” shall have the meaning set forth in Section 2.3(f).

“Liability Transfer Resolution Amount” shall mean the aggregate amounts paid or payable by the Honeywell Group at any time following the date of this Agreement in satisfaction of all Liability Transfer Resolution Events occurring after the date hereof.

“Liability Transfer Resolution Event” shall mean the contractual transfer of liabilities to a third party of all or a portion of current or future Claims or Losses.

“Losses” shall mean Cash Amounts in respect of losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, financial assurance or expenses of whatever kind in respect of Managing, investigating, responding to, remediating, defending, settling, compromising or resolving Claims, including attorneys’ fees and costs (including, but not limited to, the costs of experts, consultants, and vendors necessary to defend, compromise and Manage the Claims, security costs and real estate Taxes) and including, without limitation, punitive, incidental, consequential, special or indirect Losses (or any other Cash Amounts paid or to be paid to any Person).

“Loss Statement Date” shall have the meaning set forth in Section 2.2(d).

“Management” or “Managing” shall mean, with respect to any Claim, the defense, settlement and payment of such Claim, including the management of insurance claims relating thereto (and the defense, settlement, payment and receipt of amounts in respect thereof).

“Material Indebtedness” shall have the meaning set forth in the Current Credit Agreement.

“New HAPI 2” shall have the meaning given to it in the recitals to this Agreement.

“New Loan Parties” shall have the meaning set forth in Section 2.13.

“Obligations” shall mean any principal, interest, premiums, penalties, fees, indemnifications, reimbursements, fees and expenses, damages and other liabilities payable under the documentation governing any Financial Indebtedness.

“Order” shall mean any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business (including with respect to nature, scope, magnitude, quantity and frequency) that does not require any board of director or shareholder approval or any other separate or special authorization of any nature and similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business acting in good faith; provided that, for the avoidance of doubt, the payment of reasonable and customary corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties), the payment of taxes and the payment of costs and expenses in connection with litigation matters shall be deemed to be in the ordinary course of business.

“Overage Amount” shall mean, in respect of any calendar year, the amount, if any, by which (i) the Aggregate Annual Obligation is less than (ii) the lesser of: (A) the Estimated Annual Obligation for such year and (B) the Cap.

“Overage Credit” shall have the meaning set forth in Section 2.3(b)(i).

“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Payment Blockage Notice” shall have the meaning set forth in Section 2.14(c)(ii).

“Payment Blockage Period” shall have the meaning set forth in Section 2.14(c)(ii).

“Payment Deferral” shall have the meaning set forth in Section 2.4(a).

“Payment in Full” or “Paid in Full” shall mean, with respect to any Financial Indebtedness, payment in full in cash, cash collateralization of all letters of credit, hedging and cash management obligations and the termination of all commitments to lend, as applicable pursuant to the documents evidencing such Financial Indebtedness.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Principal Credit Agreement” shall mean the Current Credit Agreement; provided, that, if, as of any date, the Current Credit Agreement shall not be the credit facility of Homes Group with the largest aggregate amount of revolving commitments and revolving loans outstanding (or, if no revolving commitments or revolving loans are outstanding, the largest aggregate amount of commitments and loans outstanding), the Principal Credit Agreement shall be the credit facility of Homes with the largest aggregate amount of revolving commitments and revolving loans outstanding as of such date (or, if no revolving commitments or revolving loans are outstanding, the largest aggregate amount of commitments and loans outstanding).

“Prior Year Aggregate Loss Statement” shall mean an annual written statement, a form of which is attached hereto as Exhibit D, setting forth (i) the Aggregate Annual Obligation for the immediately preceding year, (ii) if applicable, the Cumulative Outstanding Liability Transfer Losses as of December 1 of such immediately preceding year, (iii) the Deficiency Amount or the Overage Amount, as applicable, in respect of such immediately preceding year, (iv) any Liability Transfer Resolution Events that occurred from (and including) the date Cumulative Outstanding Liability Transfer Losses were previously calculated to December 1 of the year immediately preceding delivery of the Prior Year Aggregate Loss Statement and (v) the Liability Transfer Resolution Amounts in respect of such Liability Transfer Resolution Events.

“Quarterly Cap” shall have the meaning set forth in Section 2.3(c).

“Quarterly Payment” shall have the meaning set forth in Section 2.3(c).

“Quarterly Payment Date” shall have the meaning set forth in Section 2.3(c).

“Quarterly Report” shall mean the report, a form of which is attached hereto as Exhibit C, delivered to Indemnitor providing year-to-date information regarding the amount of Losses that have been incurred by the Indemnified Parties in respect of Claims, (ii) the amount of Insurance Receipts that Indemnitee or any member of the Honeywell Group has received, (iii) the amount of Affirmative Environmental Litigation Proceeds that Indemnitee or any member of the Honeywell Group has received, (iv) the amount of Property Sales Proceeds that Indemnitee or any member of the Honeywell Group has received, (v) the amount of Co-Contributions Proceeds that Indemnitee or any member of the Honeywell Group has received and (vi) any Liability Transfer Resolution Events that have occurred since (and including) the prior Loss Statement Date and the Liability Transfer Resolution Amounts in respect of such Liability Transfer Resolution Events.

“REACH Regulation” shall mean Regulation (EC) No. 1907/2006 on the Registration, Evaluation, Authorisation and Restriction of Chemicals, including any implementing legislation or regulations, in each case as may be amended.

“Record Holders” shall mean holders of common stock of Honeywell as of the close of business on the date determined by the Honeywell board of directors as the record date for determining the shares of common stock of Honeywell in respect of which shares of common stock of Homes will be distributed pursuant to the Distribution.

“Release” shall mean any actual or threatened release, spill, emission, discharge, flow (whether through constructed or natural ditches, pipes, watercourses, overland flows or other means of conveyance), leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of a Hazardous Material; provided that, for the avoidance of doubt, mere vehicular transportation from an initial location to an offsite location, without more, shall not be deemed to constitute a Release from that initial location to the offsite location.

“Reorganization” shall mean the transactions described on Schedule I to the Separation Agreement.

“Representatives” shall mean the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Restricted Subsidiary” means any subsidiary of Homes that is a “Restricted Subsidiary” under the Principal Credit Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Senior Agent” shall mean such Person acting as administrative agent for the lenders party to the Principal Credit Agreement or, if there is only one lender thereunder, such lender.

“Senior Indebtedness” shall mean, collectively, the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) payable pursuant to the terms of all agreements, documents and instruments governing Financial Indebtedness of Indemnitor Group (together with all fees, costs, expenses and other amounts accrued or due on or in connection therewith) whether outstanding on the date of this Agreement or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by Indemnitor (including all deferrals, refinancings, renewals, extensions or refundings of, or amendments, restatements, modifications, waivers or supplements to, or deferrals to, the foregoing), except for: (i) any Financial Indebtedness that by its terms expressly provides that such Financial Indebtedness shall not be senior in right of payment to payments made by Indemnitor to Indemnitee hereunder or expressly provides that such Financial Indebtedness is equal with or junior in right of payment with payments made by Indemnitor to Indemnitee hereunder; (ii) any Financial Indebtedness between or among the members of Indemnitor Group, other than, for the avoidance of doubt, Financial Indebtedness incurred for the benefit of Affiliates arising by reason of guaranties by Affiliates of Financial Indebtedness of such Affiliate to a Person that is not a member of Indemnitor Group; (iii) any liability for federal, state, local or other taxes owed or owing by Indemnitor; or (iv) Indemnitor’s trade payables and accrued expenses (including, without limitation, accrued compensation and accrued restructuring charges) or deferred purchase prices for goods, services or materials purchased or provided in the ordinary course of business. For the avoidance of doubt, Financial Indebtedness under the Principal Credit Agreement or the Indenture constitutes Senior Indebtedness.

“Senior Payment Default” shall have the meaning set forth in Section 2.14(c)(i).

“Separation” shall mean (a) the Reorganization and (b) any other transfers of assets and assumptions of liabilities, in each case, between a member of the Honeywell Group, on the one hand, and a member of the other Homes Group, on the other hand, provided for in the Separation Agreement or in any Ancillary Agreement.

“Separation Agreement” shall have the meaning given to it in the recitals to this Agreement.

“Separation Transaction” shall mean any spin-off, split-off, carve-out, demerger, recapitalization or similar transaction.

“Specified Event of Default” shall mean, with respect to any Senior Indebtedness having commitments or an outstanding principal amount of at least $25,000,000, (a) a payment or bankruptcy event of default thereunder or (b) if a financial maintenance covenant exists under such Senior Indebtedness, an event of default resulting from a breach of such financial maintenance covenant.

“Specified Sites” shall mean the sites listed on Exhibit E hereto or any other sites formerly owned, formerly operated or formerly used for disposal by Honeywell Group; provided, that “Specified Sites” shall not include those sites listed on (i) Exhibit F hereto or (ii) Schedule XII of the Separation Agreement.

“Subsidiary” of any Person shall mean any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests, having, by the terms thereof, ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all United States or other federal, state, provincial, territorial, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, capital, transfer, sales, use, value added, goods and services, harmonized sales, occupation, employer health, property, excise, severance, windfall profits, stamp, license, payroll, employment, customs, social security (or similar), pension plan, unemployment, disability, workers’ compensation, real property, personal property, registration, alternative or add-on minimum, withholding and other taxes, assessments, charges, duties, fees, levies, premiums or other governmental charges of any kind whatsoever, including all installments of tax, estimated taxes, deficiency assessments, additions to tax, penalties and interest, and indemnity obligations in respect of tax, in each case whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 3.1.

“True-Up Payment Date” shall mean the dates identified as such in Section 2.3(b) and Section 2.3(d).

“Unrestricted Subsidiary” shall mean any subsidiary of Homes that is an “Unrestricted Subsidiary” under the Principal Credit Agreement.

ARTICLE II

INDEMNIFICATION

Section 2.1      Indemnification and Reimbursement by Indemnitor. From and after the Distribution Date, Indemnitor hereby agrees to, and shall, indemnify and hold harmless or reimburse Indemnitee from and against, and in respect of, its liability for Losses incurred by Indemnified Parties in respect of Claims in accordance with the terms and subject to the conditions set forth in this Agreement.

Section 2.2      Estimates; Statements; and Reports.

(a)      Indemnitee shall deliver to Indemnitor, prior to the Distribution Date, a written estimate of the Estimated Initial Obligation for the period (the “Initial Period”) commencing on the Distribution Date through December 31, 2018. On March 1, 2019, Indemnitee shall deliver to Indemnitor the Initial Prior Year Aggregate Loss Statement.

(b)      Beginning no later than December 14, 2018, and thereafter on or prior to December 15 of each year, Indemnitee shall deliver to Indemnitor an Estimated Annual Loss Statement in respect of the following calendar year.

(c)      On March 29, 2019 and each subsequent date that is forty-five (45) days following the end of each Fiscal Quarter, Indemnitee shall deliver to Indemnitor the Quarterly Reports, updated in respect of the prior Fiscal Quarter.

(d)      On March 2, 2020, and on or before March 1 of each year thereafter until the Termination Date, Indemnitee shall deliver to Indemnitor the Prior Year Aggregate Loss Statement (the “Loss Statement Date”).

(e)      If any report is due under this Agreement on a date that is not a Business Day, such report shall be due on the next following Business Day.

(f)      In the event that any member of the Honeywell Group is notified of, and is required to pay any amount in respect of, an Insurance Disallowance, Indemnitee shall reasonably promptly notify Indemnitor of such Insurance Disallowance.

(g)      If a Liability Transfer Resolution Event occurs, Indemnitee shall reasonably promptly notify Indemnitor of such Liability Transfer Resolution Event and the Liability Transfer Resolution Amount relating to such Liability Transfer Resolution Event.

(h)      Upon reasonable request, Indemnitee shall provide such additional information from time to time as may be necessary for Indemnitor to satisfy its obligations as an SEC registrant, in accordance with, and giving due regard to the principles of confidentiality and legal privilege identified in, Section 2.15 hereof.

(i)      Indemnitee shall have no obligation to provide information to Homes or Indemnitor or any of their respective Affiliates other than as set forth in this Section 2.2, Section 2.8 and Section 3.3(a).

(j)      To the extent not already provided under Section 2.9, Indemnitor shall provide to Indemnitee any financial statements and other information (in each case other than information regarding collateral matters) provided by Indemnitor to the lenders under the Principal Credit Agreement or other Senior Indebtedness reasonably promptly after such information is required to be delivered to such lenders.

Section 2.3      Payments to Indemnitee. Indemnitor shall make the payments to Indemnitee set forth in this Section 2.3.

(a)      Payment of the Estimated Initial Obligation. Thirty (30) days following the Distribution Date, Indemnitor shall pay to Indemnitee the Estimated Initial Obligation; provided, that, in the event that the Estimated Initial Obligation exceeds the Initial Cap, Indemnitor shall pay to Indemnitee an amount equal to the Initial Cap.

(b)      Initial Obligation True-Up. On March 20, 2019 (which shall be a True-Up Payment Date):

(i)      if there is an Initial Overage Amount, then such Initial Overage Amount shall be applied as a credit (an “Overage Credit”) to the next Quarterly Payment and, to the extent any portion of such Overage Credit remains, to any subsequent Quarterly Payments or Cash True-Up Payments, and the amount of the Overage Credit shall be reduced by the amount thereof applied as a credit in respect of such payments until the Overage Credit is equal to zero; and

(ii)      if there is an Initial Deficiency Amount, then such Initial Deficiency Amount shall be paid by payment of cash from Indemnitor to Indemnitee (any such cash payment, the “Initial Cash Deficiency Payment”).

(c)      Quarterly Payments. On January 30, 2019, and each subsequent date that is thirty (30) days following the start of each Fiscal Quarter until the Termination Date (each, a “Quarterly Payment Date”), Indemnitor shall pay Indemnitee an amount equal to one-fourth (1/4) of the Estimated Annual Obligation for such year (each such payment, a “Quarterly Payment”); provided, however, that, if the Estimated Annual Obligation for such year exceeds the Cap, then each Quarterly Payment for purposes of this Agreement shall be $35,000,000 (the “Quarterly Cap”).

(d)      Annual True-Up of Estimated Payments. On the second Quarterly Payment Date of each calendar year until the Termination Date (each such date shall be a True-Up Payment Date):

(i)      if there is an Overage Amount set forth in the Prior Year Aggregate Loss Statement, then such Overage Amount shall be applied as an Overage Credit to the next Quarterly Payment and, to the extent any portion of such Overage Credit remains, to any subsequent Quarterly Payments or Cash True-Up Payments, and the amount of the Overage Credit shall be reduced by the amount thereof applied as a credit in respect of such payments until the Overage Credit is equal to zero;

(ii)      if there is a Deficiency Amount set forth in the Prior Year Aggregate Loss Statement, then such Deficiency Amount shall be paid first by reducing the amount of any remaining Overage Credit and then, if such Overage Credit has been reduced to zero, by payment of cash from Indemnitor to Indemnitee (any such cash payment, a “Annual Cash Deficiency Payment” and, together with the Initial Cash Deficiency Payment, the “Cash True-Up Payments”).

(e)      If the amount of the Cash True-Up Payment set forth on the Prior Year Aggregate Loss Statement exceeds $30,000,000, then the Cash True-Up Payment shall be paid in eight (8) equal installments; the first of such payments shall be made on the True-Up Payment Date and the seven (7) subsequent payments shall be made on the first calendar day of each subsequent month. For the avoidance of doubt, such Cash True-Up Payments will not be included in, or subject to, the Cap in respect of the calendar year in which such payments are made.

(f)      As of the Loss Statement Date of each year, the aggregate annual payments made under this Section 2.3 (including payable by reduction in Overage Credit), which, for the avoidance of doubt, shall be adjusted to reflect any Overage Amount or Deficiency Amount, shall be allocated as follows: (i) first to satisfy the Environmental Obligation, then (ii) to satisfy any Disallowance Payment, and then (iii) to satisfy any Cumulative Outstanding Liability Transfer Losses (the amount of any payment made in respect of the Cumulative Outstanding Liability Transfer Losses, a “Liability Transfer Allocation”). In respect of any calendar year the amounts of such allocations shall be included in the Prior Year Aggregate Loss Statement or Initial Prior Year Aggregate Loss Statement delivered in the following year under Section 2.2(d) or Section 2.2(a). For the avoidance of doubt, the Cumulative Outstanding Liability Transfer Losses shall be carried over year-to-year and recalculated as of December 1 of each calendar year following a Liability Transfer Resolution Event, until the earlier of (i) the year that there are no Cumulative Outstanding Liability Transfer Losses or (ii) the Termination Date.

Section 2.4      Payment Deferrals.

(a)      Indemnitor shall defer any Quarterly Payment, any Cash True-Up Payment, or payment of Accrued Amounts to the extent that, as of a Quarterly Payment Date or, as applicable, a True-Up Payment Date: (i) a Specified Event of Default has occurred and is continuing under the Principal Credit Agreement or any other Senior Indebtedness (a “Default Deferral”) or (ii) if, after giving effect to any such cash payment due and payable, (x) the Homes Restricted Group, on a consolidated basis, would fail to be in compliance with any financial maintenance covenant under the Principal Credit Agreement or (y) the Homes Restricted Group, on a consolidated basis, would fail to maintain a Fixed Charge Coverage Ratio (as defined in the Indenture) of at least 2:00 to 1:00 (the “FCCR Test”); provided that this clause (y) shall only apply in the event that at the time such cash payment is due and payable, (1) no Principal Credit Agreement exists, (2) no financial maintenance covenant exists under the terms of any Senior Indebtedness and (3) the Indenture (or a replacement indenture that constitutes Senior Indebtedness) exists and the FCCR Test remains applicable (a “Financial Covenant Deferral” and, together with a Default Deferral, a “Payment Deferral”). For the avoidance of doubt, Indemnitor shall pay such portion of any Quarterly Payment, Cash True-Up Payment or Accrued Amounts subject to a Financial Covenant Deferral to the extent that payment would not result in a Financial Covenant Deferral.

(b)      If Indemnitor shall defer any cash payments in accordance with Section 2.4(a), any amounts so deferred (“Accrued Amounts”) shall be paid in accordance with this Section 2.4(b).

(i)      On each True-Up Payment Date, if any Accrued Amounts have accrued and remain unpaid, then Indemnitor shall pay such Accrued Amounts, subject to Payment Deferral pursuant to Section 2.4(a), provided that, if the sum of (A) that amount of the Aggregate Annual Obligation that was due and payable (including payable by reduction in Overage Credit) in respect of the preceding calendar year, plus (B) such Accrued Amounts exceeds the Cap, then Indemnitor shall only pay such Accrued Amounts exceeding the Cap that Indemnitor is permitted to pay under Section 6.08(a)(xii)(A) (Limitations on Restricted Payments) of the Principal Credit Agreement (or any successor provision).

(ii)      Any Accrued Amounts that remain unpaid following any True-Up Payment Date shall be paid on the next succeeding True-Up Payment Date as provided in this Section 2.4.

(c)      In any Fiscal Quarter, unless and until all amounts due in such Fiscal Quarter in respect of Quarterly Payments, Cash True-Up Payments and Accrued Amounts have been paid in full:

(i)      no member of Indemnitor Group shall declare, make or commit to make or pay any dividend or other distribution on, or redeem, purchase or otherwise acquire, the equity of any member of Indemnitor Group, directly or indirectly (other than dividends or distributions by a wholly owned Subsidiary to its parent; provided, that no such dividend or distribution may be made by Indemnitor to its parent unless such dividend or distribution is (x) used to pay obligations owing under Senior Indebtedness that are due and payable or (y) permitted under Section 2.4(c)(ii)); and

(ii)      other than in the Ordinary Course of Business, no member of Indemnitor Group shall assume or enter into any intercompany transactions resulting in the payment of any amount by a member of Indemnitor Group to any member of the Homes Group that is not a member of Indemnitor Group.

Section 2.5      Manner of Payment.

(a)      All payments to Indemnitee to be made hereunder shall be made by wire transfer of immediately available funds, to an account specified by Indemnitee in writing, and Indemnitor shall send a payment confirmation to Indemnitee by fax or e-mail.

(b)      In addition to any other amounts payable hereunder (including those payable pursuant to Section 4.10 and Section 3.3(a)(i)) and any other rights Indemnitee may have hereunder, Indemnitor shall pay Indemnitee a late payment fee of five percent (5%) per annum on all payments that are more than thirty (30) days past due, with such late payment fee accruing as of such date thirty (30) days following the missed payment. For the avoidance of doubt, (i) any late payment fees made pursuant to this Section 2.5 shall not be included in, or subject to, the Cap and (ii) Accrued Amounts shall not accrue any late payment fee hereunder unless such amounts are required to be paid pursuant to Section 2.4 and are not so paid.

(c)      If any payment is due and payable under this Agreement on a date that is not a Business Day, such payment shall be due and payable on the next following Business Day.

Section 2.6      Limitations to Indemnification and Reimbursement. For the avoidance of doubt, (i) payments of Accrued Amounts are not subject to the Cap and shall be payable as provided in Section 2.4(b), and (ii) except as set forth in Section 2.3(e), any amounts payable under this Agreement that are not paid due to the Cap shall not be applied to another year.

Section 2.7      Illustrative Examples. Set forth on Schedule 2.7 hereto are examples of the payments that may be made pursuant to Sections 2.3 and 2.4, which are being provided for illustrative purposes only and are not the sole examples of a particular concept or intended to be a representation as to any future payments.

Section 2.8      Management of Claims. Indemnitee shall be solely responsible for, and shall have sole discretion with respect to, the Management of all Claims. Indemnitor shall have the right to meet with Indemnitee’s remediation management team, including outside litigation or environmental counsel if necessary, once each Fiscal Quarter to discuss the Quarterly Reports; provided, that (a) Indemnitee shall have no obligation to implement or adopt Indemnitor’s requests during such meeting or otherwise consult, seek the consent of, cooperate with or otherwise inform (except pursuant to this sentence, Section 2.2 and Section 3.3(a)) Indemnitor or any of its Affiliates or their respective Representatives regarding the investigation, defense, compromise, settlement or resolution of any Claim, regardless of the party against whom any such Claim may be asserted, (b) the content of such meetings shall be limited to the information contained in the Quarterly Reports, and (c) Indemnitor shall pay all fees and expenses of any outside counsel or consultant relating to such quarterly meetings. All Claims brought against any Indemnified Party subject to indemnification or reimbursement hereunder shall be referred to Indemnitee for Management promptly and, in any event, within fifteen (15) days of notice thereof. Notwithstanding the above, in no event shall Indemnitee or Indemnitee’s counsel be under any obligation to share privileged information with Indemnitor or Indemnitor’s Representatives. Indemnitor shall reasonably cooperate with Indemnitee in connection with the defense of any Claim, including by retaining and providing to Indemnitee records and information that are reasonably relevant to such Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 2.9      Covenants. The provisions of Article V (Affirmative Covenants) (other than Section 5.03, 5.12, 5.13, 5.14 and 5.15) and Article VI (Negative Covenants) (other than Section 6.15) of the Current Credit Agreement shall be incorporated herein and shall apply mutatis mutandis with changes thereto as set forth in Exhibit G (such exhibit to be agreed following the date hereof and prior to the Distribution Date); provided that members of Indemnitor Group may enter into intercompany transactions with members of the Homes Group in the Ordinary Course of Business.

Section 2.10      Restricted Payment Capacity. Indemnitor shall, and shall cause its Restricted Subsidiaries to, preserve at least $45,000,000 of the payment capacity under Section 6.08(a)(xii)(A) (Limitations on Restricted Payments) (or any successor provision) of the Principal Credit Agreement (the “General RP Basket”) solely for the purpose of paying Accrued Amounts; provided that such General RP Basket shall be reduced by the amount of any Accrued Amounts paid pursuant to Section 2.4(b).

Section 2.11      No Acts to Impair Rights.

(a)      Indemnitor shall not, and shall not permit its Subsidiaries or Affiliates that are members of the Homes Group to, take any action intended to, or which would reasonably be expected to, prohibit, restrict, circumvent, diminish or impair (or have the effect, directly or indirectly, of prohibiting, restricting, circumventing, diminishing or impairing) in any material respect (i) the ability of Indemnitor to make any payments under this Agreement, (ii) the rights of Indemnitee under this Agreement or (iii) the ability of Indemnitee to enforce its rights under this Agreement; provided that this Section 2.11(a) shall not prohibit the repayment of any Senior Indebtedness that has become due and payable. Without limiting the foregoing, Indemnitor agrees that it shall not, and it shall not permit its Subsidiaries or Affiliates that are members of the Homes Group to, amend or enter into waivers under the Current Credit Agreement or the Indenture, or enter into another Principal Credit Agreement or indenture or other agreements (including other agreements relating to Senior Indebtedness) or make amendments or waivers thereto (any such amendment or waiver or entry into a new agreement, an “Agreement Amendment”), in each case, in a manner that would (x) adversely affect the rights of Indemnitee hereunder or (y) reasonably be expected to (I) prohibit, restrict, circumvent, diminish or impair (or have the effect, directly or indirectly, of prohibiting, restricting, circumventing, diminishing or impairing) the ability of Indemnitor to satisfy its obligations hereunder or (II) trigger a Payment Deferral (an “Adverse Change”) without Indemnitee’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Indemnitor agrees that it shall not, and it shall not permit its Subsidiaries to, effect any Agreement Amendment with respect to the Current Credit Agreement or the Indenture, or any Principal Credit Agreement or indenture or similar agreement, in each case without providing prior written notice to Indemnitee at least ten (10) Business Days prior to effecting such Agreement Amendment.

(b)      Without limiting the foregoing, the Parties agree that it is understood that (i) any amendment or waiver of the negative covenants of the Current Credit Agreement or the Indenture resulting in such negative covenants being less restrictive to Homes and its subsidiaries than the Current Credit Agreement or the Indenture, respectively, shall not constitute an Adverse Change and (ii) any amendment or waiver of the provisions of clauses (a)(ii), (a)(iii), (a)(v), (a)(xi) and (a)(xii) of Section 6.08 and Sections 6.11 (as it relates to this Agreement), 6.12, 6.13, 6.15 and 6.17 of the Current Credit Agreement or the corresponding provisions of the Indenture or any Principal Credit Agreement or other indenture, if any that is more restrictive (or any amendment or waiver that has the effect, directly or indirectly, of making such provisions more restrictive) to Homes and its subsidiaries than the Current Credit Agreement or the Indenture, respectively, shall, in each case, without limitation, be deemed to be an “Adverse Change”. In the event of any Agreement Amendment (including any Adverse Change) permitted to be made pursuant to the terms hereunder that is more restrictive to Homes and its Subsidiaries than the Current Credit Agreement, any Principal Credit Agreement or any indenture (including the Indenture), the provisions of such Agreement Amendment shall, unless otherwise agreed in writing by Homes and Indemnitee, also apply (or be deemed to apply automatically) to the corresponding covenant incorporated herein under Section 2.9, mutatis mutandis, such that Indemnitee shall receive the same benefit of such more restrictive terms as the financing sources under the Current Credit Agreement or such Principal Credit Agreement or such indenture, as applicable.

Section 2.12      Default.

(a)      Notwithstanding anything to the contrary contained in this Agreement, the occurrence of the following events shall constitute a default under, and a breach of, this Agreement (a “Default”):

(i)      any failure to make a Quarterly Payment, a Cash True-Up Payment or Accrued Amount when due and payable (except any such amount subject to a Financial Covenant Deferral or a Default Deferral);

(ii)      any material breach of this Agreement that is not curable or, if curable, is not cured within thirty (30) days of written notice thereof;

(iii)      the failure by Homes or any of its Restricted Subsidiaries to make any payment when due (after giving effect to any applicable grace period) under any Material Indebtedness; or

(iv)      any default in the performance of any agreement or condition contained in the Principal Credit Agreement, or any other event or condition, the effect of which default or other event or condition is to cause, or to permit the creditors under the Principal Credit Agreement to cause, the indebtedness under the Principal Credit Agreement to become due prior to its stated maturity or to be required to be repurchased, prepaid, redeemed or deferred prior to its stated maturity;

provided, that, (A) in the case of clause (iv) above, any such Default shall be deemed to have occurred only if (x) sixty (60) calendar days have passed since the first date on which a Default would otherwise have been deemed to occur thereunder (such date, the “Default Date”) and (y) thirty (30) calendar days have passed since Indemnitee provides written notice (an “Indemnity Default Notice”) of such default to the Senior Agent (and each Financial Representative for any other Senior Indebtedness having commitments or an outstanding principal amount of at least $25,000,000), which such Indemnity Default Notice may be delivered on or after the Default Date, and during such sixty (60) calendar day and thirty (30) calendar day periods, the relevant creditors under the Principal Credit Agreement have not waived such default and (B) in the case of clauses (i), (ii) and (iii) above, any such Default shall be deemed to have occurred only if thirty (30) days have passed since Indemnitee provides an Indemnity Default Notice to the Senior Agent (and each Financial Representative for any other Senior Indebtedness having commitments or outstanding principal amount of at least $25,000,000) and during such thirty (30) calendar day period, Indemnitee has not waived such default.

(b)      Promptly, and in any event within five (5) Business Days, upon obtaining knowledge of any Default, Indemnitor shall deliver notice of such Default to Indemnitee in accordance with Section 4.8, specifying the nature of such Default and what actions Indemnitor has taken, is taking or proposes to take with respect thereto.

Section 2.13      Guarantee. Indemnitor and each Restricted Subsidiary of Indemnitor that is a Loan Party (as defined in the Principal Credit Agreement) shall, on the Distribution Date, enter into a guarantee, which shall be set forth as Exhibit H on the Distribution Date (the “Guarantee”). In the event that any additional Persons shall become a Restricted Subsidiary of Indemnitor and a Loan Party under the Principal Credit Agreement (“New Loan Parties”), Indemnitor shall promptly, and, in any event, within ten (10) Business Days after becoming a Loan Party under the Principal Credit Agreement, cause such New Loan Parties to enter into the Guarantee. The joinder to the Guarantee, and execution and delivery thereof by such New Loan Parties, shall not require the consent of any other party to the Guarantee.

Section 2.14      Subordination.

(a)      Indemnitee agrees that all amounts payable by Indemnitor to Indemnitee hereunder shall be subordinated in right of payment to the prior Payment in Full of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed) as provided in this Section 2.14.

(b)      In the event of any payment or distribution of assets during any Insolvency Proceeding of Indemnitor or any Person providing a Guarantee:

(i)      holders of Senior Indebtedness shall first be entitled to receive Payment in Full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such Insolvency Proceeding at the rate specified in the documentation for the applicable Senior Indebtedness) or provision shall be made for such amount in cash, or other payments satisfactory to all of the holders of Senior Indebtedness (such satisfaction to be evidenced in writing by such holders of Senior Indebtedness), before Indemnitee shall be entitled to receive any payment hereunder; and

(ii)      until all Obligations with respect to Senior Indebtedness (as provided in clause (i) above) are Paid in Full, any distribution to which Indemnitee would be entitled but for this Section 2.14 shall be made to the Senior Agent (or if there is no Senior Agent, the applicable Financial Representative in accordance with the terms of the Senior Indebtedness and any intercreditor agreement applicable thereto).

(c)      Default on Senior Indebtedness.

(i)      No payment may be made hereunder, directly or indirectly, if a default in payment of the principal of, premium, if any, or interest on, or other Obligations with respect to any Senior Indebtedness, occurs (each, a “Senior Payment Default”), by reason of acceleration or otherwise, until all Senior Payment Defaults have been cured or waived in accordance with the terms of the agreement, indenture or other document governing such Senior Indebtedness (as evidenced by a written waiver from the holders (or a Financial Representative thereof) of the applicable Senior Indebtedness).

(ii)      During the continuance of any event of default with respect to any Senior Indebtedness (other than a Senior Payment Default), permitting the holders thereof (or their Financial Representative) to accelerate the maturity thereof, no payment may be made hereunder, directly or indirectly, for a period (a “Payment Blockage Period”) commencing upon the receipt by Indemnitor of written notice (a “Payment Blockage Notice”) of such event of default from Persons entitled to give such notice under any agreement pursuant to which that Senior Indebtedness may have been issued, that such an event of default has occurred and is continuing and ending on the earliest of: (1) one hundred and eighty (180) days from the date of receipt of the Payment Blockage Notice; (2) the date such event of default has been cured or waived in accordance with the terms of such Senior Indebtedness; or (3) the date such Payment Blockage Period shall have been terminated by written notice from the Person initiating such Payment Blockage Period. Notwithstanding any of the foregoing, until the Obligations under the Principal Credit Agreement are Paid in Full, (x) only the Senior Agent shall have the right to give a Payment Blockage Notice and (y) any Payment Blockage Notice given by a holder of any Senior Indebtedness that is not the Senior Agent shall not be effective for any purposes. Homes shall deliver any Payment Blockage Notice promptly to Indemnitee.

(iii)      Indemnitor may resume payments hereunder at the end of the Payment Blockage Period unless a Senior Payment Default then exists.

(iv)      Until all Obligations with respect to Senior Indebtedness are Paid in Full, so long as a Senior Payment Default has occurred and is continuing or a Payment Blockage Period has commenced and is continuing, Indemnitee shall not (and shall not permit any member of the Honeywell Group to) make, sue for, ask or demand from any member of the Homes Group payment of all or any of the obligations hereunder, or commence, or join with any creditor other than the Senior Agent in commencing, directly or indirectly cause any member of the Homes Group, or assist any member of the Homes Group in commencing, any Insolvency Proceeding; provided, however, that nothing herein shall restrict Indemnitee from filing a proof of claim with respect to obligations hereunder in any Insolvency Proceeding.

(v)      Indemnitor shall promptly provide written notice to Indemnitee regarding the occurrence or termination of a Senior Payment Default.

(d)      In the event that Indemnitee receives any payment hereunder, whether in cash, property or securities (including, without limitation, by way of setoff, recovery from a judgment lien or otherwise), at a time when such payment or distribution is prohibited by this Section 2.14, such payment or distribution shall be held by Indemnitee, in trust for the benefit of, and shall be paid forthwith over and delivered to the Senior Agent (or if there is no Senior Agent, the applicable Financial Representative in accordance with the terms of the Senior Indebtedness and any intercreditor agreement applicable thereto).

(e)      Indemnitor shall promptly notify Indemnitee of any facts known to Indemnitor that would cause a payment hereunder to violate this Section 2.14, but failure to give such notice shall not affect the subordination of payments hereunder to the Senior Indebtedness as provided in this Section 2.14.

(f)      After (and only after) all Senior Indebtedness is Paid in Full in cash or other payment satisfactory to the holders of the Senior Indebtedness (such satisfaction to be evidenced in writing by such holders of Senior Indebtedness), Indemnitee shall be subrogated (equally and ratably with all other indebtedness pari passu with Indemnitee and entitled to similar rights of subrogation) to the rights of holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that payments or distributions otherwise payable to Indemnitee have been applied to the payment of Senior Indebtedness. A distribution made under this Section 2.14 to holders of Senior Indebtedness that otherwise would have been made to Indemnitee is not, as between Indemnitor and Indemnitee, a payment on amounts due hereunder.

(g)      This Section 2.14 defines the relative rights of, on the one hand, Indemnitee and, on the other hand, the holders of Senior Indebtedness. Nothing in this Section 2.14 shall:

(i)      impair, as between Indemnitor and Indemnitee, the obligation of Indemnitor, which is absolute and unconditional, to pay amounts payable by Indemnitor to Indemnitee hereunder;

(ii)      affect the relative rights of Indemnitee and creditors of Indemnitor Group other than their rights in relation to holders of Senior Indebtedness; or

(iii)      subject to Section 2.14(c)(iv), prevent Indemnitee from exercising its available remedies upon the occurrence of a Default, subject to the rights of holders and owners of Senior Indebtedness under this Section 2.14 to receive distributions and payments otherwise payable to Indemnitee.

If Indemnitor fails, because of this Section 2.14, to pay any amounts due and payable to Indemnitee hereunder on the due date, the failure shall still constitute a Default.

(h)      No right of any holder of Senior Indebtedness to enforce the subordination of the amounts payable by Indemnitor to Indemnitee hereunder shall be impaired by any act, or failure to act, by Indemnitor, Homes or Indemnitee or by the failure of Homes, Indemnitor or Indemnitee to comply with this Section 2.14 or any other provision of this Agreement.

(i)      Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Financial Representative. Upon any payment or distribution of assets of any member of Indemnitor Group referred to in this Section 2.14, Indemnitee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of a Financial Representative of a holder of Senior Indebtedness or of the liquidating trustee or agent or other person making any distribution to Indemnitee for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of Indemnitor Group, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 2.14.

(j)      The provisions of this Section 2.14 and related definitions in Section 1.1 shall not be amended or modified in any manner adverse to the holders of Senior Indebtedness without the written consent of the holders of all Senior Indebtedness (or, in the case of any holders of Senior Indebtedness represented by a Financial Representative, without the written consent of such Financial Representative acting on behalf of such holders pursuant to the terms of the agreement, indenture or other document governing such Senior Indebtedness).

(k)      To the fullest extent permitted by Law, the provisions of this Section 2.14 and the obligations under this Agreement shall remain in full force and effect irrespective of (i) any amendment, modification or supplement of, or any rescission, waiver or consent to, any of the terms of the Senior Indebtedness or the agreement or instrument governing the Senior Indebtedness, this Agreement or any other agreement, (ii) the taking, exchange, release or non-perfection of any collateral securing the Senior Indebtedness, or the taking, release or amendment or waiver of or consent to departure from any guaranty of the Senior Indebtedness, (iii) the manner of sale or other disposition of the collateral securing the Senior Indebtedness or the application of the proceeds upon such sale, (iv) the failure of any holder of the Senior Indebtedness or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of the agreement or instrument governing the Senior Indebtedness, this Agreement or otherwise, (v) any illegality, lack of validity or lack of enforceability of any of the terms of the Senior Indebtedness or the agreement or instrument governing the Senior Indebtedness or this Agreement, (vi) any change in the corporate existence, structure or ownership of Indemnitor or any member of Indemnitor Group, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any such Person or its assets, (vii) any action permitted or authorized hereunder, or (viii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Indemnitor, any member of Indemnitor Group, Indemnitee or any other subordinated creditor. Indemnitee and Indemnitor each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and any requirement that any holder of the Senior Indebtedness or Financial Representative of any holders of Senior Indebtedness secure, perfect or insure any security interest or lien or any property or exhaust any right or take any action against Indemnitor, any member of Indemnitor Group or any other person or entity or any collateral. The holders of the Senior Indebtedness (and each Financial Representative of the holders of Senior Indebtedness) are hereby authorized to demand specific performance of this Agreement. Indemnitee and Indemnitor each hereby irrevocably waives any defense based on the adequacy of a remedy at Law, which might be asserted as a bar to such remedy of specific performance.

(l)      The holders of the Senior Indebtedness (and each Financial Representative of the holders of Senior Indebtedness) shall be third-party beneficiaries of this Section 2.14 and shall be entitled to enforce the provisions hereof directly against Indemnitee and Indemnitor.

Section 2.15      Confidentiality; Privilege.

(a)      From and after the Distribution Date until two (2) years following the date of termination of this Agreement, Indemnitor Group shall, and shall cause its Affiliates that are members of the Homes Group and Representatives to, keep confidential any and all non-public information provided pursuant to Section 2.2 and Section 3.3(a); provided, however, that Indemnitor shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Indemnitor (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Indemnitor or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Indemnitor shall, (i) to the extent permissible by such applicable Law or Order, provide Indemnitee with prompt written notice of such requirement, (ii) disclose only that information that Indemnitor determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the request of Indemnitee, reasonably cooperating with Indemnitee to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Distribution Date other than as a result of a disclosure by Indemnitor or any of its Affiliates or Representatives in breach of this Section 2.15 or (B) becomes available to Indemnitor or any of its Affiliates or Representatives after the Distribution Date from a source other than Indemnitee or its Affiliates or Representatives if the source of such information is not known by Indemnitor or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Indemnitee or its Affiliates with respect to such information. Notwithstanding anything to the contrary in this Agreement, any member of Indemnitor Group may share such non-public information with its Affiliates and Representatives, provided that: (i) such Representatives or Affiliate (where such Affiliate is not a member of Indemnitor Group) shall enter into a confidentiality agreement with such member of Indemnitor Group on terms substantially similar to this Section 2.15 to keep such non-public information confidential and will not disclose such information to any other Person; (ii) such Representatives shall not use such non-public information in any manner that is detrimental to the interests of Indemnitee or its Affiliates; and (iii) Indemnitor agrees that it is responsible to Indemnitee for any action, or failure to act, that would constitute a breach or violation of this Section 2.15 by any such Representative or Affiliate.

(b)      Indemnitee shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely or primarily to the Claims, whether or not the privileged information is in the possession or under the control of any Affiliate of Indemnitor or any Affiliate of Indemnitee. Indemnitee shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely or primarily to any Claims in connection with any legal proceedings that are now pending or may be asserted in the future, whether or not the privileged information is in the possession or under the control of any Affiliate of Indemnitor or any Affiliate of Indemnitee.

(c)      If the Parties do not agree as to whether certain information is privileged information, then such information shall be treated as privileged information, and Indemnitee shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not privileged information or unless the Parties otherwise agree.

(d)      The Parties agree that their respective rights to access information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged information between the Parties pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 2.16      Tax Treatment. Payments under this Agreement shall be treated for U.S. federal income tax purposes as being made immediately prior to the distribution of Homes by Honeywell, in accordance with the Separation Agreement. Neither Indemnitor nor any of its Affiliates shall claim any deduction for U.S. federal income tax purposes in respect of such payments other than any portion of such payments treated as interest under applicable U.S. federal income tax rules. Honeywell shall be the only person entitled to claim deductions for U.S. federal, state or local income tax purposes in respect of any Losses relating to Claims. All Parties hereto shall and shall cause their Affiliates to file all Tax returns on a basis consistent with the foregoing, and neither any Party nor an Affiliate shall take any Tax position inconsistent with this Section 2.16.

ARTICLE III

TERM AND TERMINATION

Section 3.1      Term. This Agreement shall be effective as of the date hereof and, unless the Agreement is terminated earlier as provided herein, shall continue until the earliest to occur of (x) December 31, 2043 or (y) December 31st of the third consecutive year during which the sum of (i) the Aggregate Annual Obligation, plus (ii) any Accrued Amounts has been less than $25,000,000 (the “Termination Date”).

Section 3.2      Termination. This Agreement may be terminated prior to the Termination Date by mutual written agreement of the Parties (in which case, the date of such termination shall be the “Termination Date” for all other purposes under this Agreement).

Section 3.3      Effect of Termination.

(a)      Upon the termination of this Agreement, no Party shall have any liability or further obligation to any other Party or any of such Party’s Affiliates under this Agreement; provided, however, that on February 15 of the calendar year following the Termination Date, Indemnitee shall deliver to Indemnitor a Prior Year Aggregate Loss Statement and:

(i)      if there is a Deficiency Amount set forth in the Prior Year Aggregate Loss Statement, then such Deficiency Amount shall be due and payable;

(ii)      any Accrued Amounts outstanding as of such date shall be due and payable;

(iii)     any payments of such Deficiency Amount and any remaining Accrued Amount shall first be paid by reducing the amount of any Overage Amount and any remaining Overage Credit and then, if any such Overage Amount and Overage Credit has been reduced to zero, by payment of cash from Indemnitor to Indemnitee; and

(iv)      if there is an Overage Amount set forth in the Prior Year Aggregate Loss Statement and/or any remaining Overage Credit following any payments contemplated by Section 3.3(a)(iii), Indemnitee shall pay to Indemnitor the sum of such Overage Amount, plus any such remaining Overage Credit.

Any payment made hereunder shall be made promptly following delivery of the Prior Year Aggregate Loss Statement and, in any event, within twenty (20) days thereof, in cash, by wire transfer of immediately available funds, to an account specified by the receiving Party in writing and the paying Party shall send a payment confirmation to the receiving Party by fax or e-mail.

(b)      Notwithstanding any expiration or termination of this Agreement, Sections 2.5, 2.14 and 2.15, this Section 3.3, and Article IV shall survive and remain in effect in accordance with their terms. Any termination of this Agreement shall be without prejudice to any other rights or remedies available under this Agreement or at Law.

ARTICLE IV

MISCELLANEOUS

Section 4.1      Counterparts; Entire Agreement. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes. This Agreement, the Exhibits hereto and the Separation Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

Section 4.2      Representations and Warranties. Each Party, severally as to itself only, and not jointly or jointly and severally, hereby represents and warrants to each other Party hereto as of the date of this Agreement as follows:

(a)      each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby;

(b)      this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof;

(c)      neither the execution, delivery or performance by each such Person of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a material violation or material breach of, or material default under, any provision of the organizational documents of such Party or (ii) conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to such Party; and

(d)      both (i) immediately after entering into this Agreement and (ii) upon the payment of the Estimated Initial Obligation, Indemnitor shall be solvent and shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on its businesses.

Section 4.3      Dispute Resolution. In the event that any Party, acting reasonably, forms the view that another Party has caused a material breach of the terms of this Agreement, then the Party that forms such a view shall serve written notice of the alleged breach on the other Parties and the Parties shall work together in good faith to resolve any such alleged breach within thirty (30) days of such notice (a “Dispute”). If any such alleged breach is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such alleged breach within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such alleged breach in accordance with the procedures contained in this Section 4.3, then the Parties may seek to resolve such matter in accordance with Section 4.4 and Section 4.5.

Section 4.4      Governing Law; Jurisdiction. Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any state or federal court sitting in New York City in the State of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby, including, without limitation, to their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert and shall hereby waive any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 4.4, Section 4.5 and Section 4.6 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 4.5      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING, WITHOUT LIMITATION, THEIR EXECUTION, PERFORMANCE OR ENFORCEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 4.6      Court-Ordered Interim Relief. In accordance with Section 4.4 and Section 4.5, at any time after giving notice of a Dispute, each Party shall be entitled to interim measures of protection duly granted by a court of competent jurisdiction: (1) to preserve the status quo pending resolution of the Dispute; (2) to prevent the destruction or loss of documents and other information or things relating to the Dispute; or (3) to prevent the transfer, disposition or hiding of assets. Any such interim measure (or a request therefor to a court of competent jurisdiction) shall not be deemed incompatible with the provisions of Section 4.3, Section 4.4, or Section 4.5. Until such Dispute is resolved in accordance with Section 4.3 or final judgment is rendered in accordance with Section 4.4 and Section 4.5, each Party agrees that such Party shall continue to perform its obligations under this Agreement and that such obligations shall not be subject to any defense or set-off, counterclaim, recoupment or termination.

Section 4.7      Assignability; Transfer.

(a)      Except as set forth in Section 4.7(b), (c), (d) and (e), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party (consent to be provided in such Party’s sole discretion); provided that Indemnitee may assign this Agreement to any Affiliate, in whole or in part, without the consent of any other Party hereto.

(b)      Any Party may assign this Agreement without prior written consent if: (i) such assignment is pursuant to (a) a merger transaction in which the surviving entity acquires or assumes all, or substantially all, of such Party’s assets or (b) the sale of all, or substantially all, of such Party’s assets; and (ii) other than in respect of an assignment by Honeywell pursuant to clause (b)(i) above, (A) the assignee or successor-in-interest shall have corporate credit ratings assigned to it by Moody’s Corporation and S&P Global Inc. (or any respective successors thereof) of no less than Baa2/BBB, respectively; and (B) it shall not be reasonably foreseeable as of the date of such assignment that such assignee or successor-in-interest will be downgraded as a result of the contemplated transaction with Indemnitor or otherwise. Notwithstanding the foregoing, in no event shall an assignment occur under this Section 4.7(b) unless the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and such assigning Party provides written notice and evidence of such assignment, assumption or succession to the non-assigning Party.

(c)      In the event that Indemnitor Group effects a separation of a substantial portion of its business into one or more entities (each a “Homes Newco”), whether existing or newly-formed, including by way of a Separation Transaction, prior to such separation, Indemnitor shall cause any such Homes Newco to enter into an agreement with Indemnitee that contains rights and obligations that are substantially similar to those set forth in this Agreement and under which Homes Newco and Indemnitor shall be jointly and severally responsible for the indemnification and reimbursement obligations set forth in this Agreement. For the avoidance of doubt, any sale of equity interests or assets for consideration is not subject to this Section 4.7(c). Notwithstanding the foregoing, Indemnitor Group may not enter into any Separation Transaction unless Homes Newco shall have corporate credit ratings assigned to it by Moody’s and S&P of no less than Baa2/BBB, respectively, and it shall not be reasonably foreseeable, as of the date of such Separation Transaction, that Homes Newco will be downgraded.

(d)      Notwithstanding the foregoing, Indemnitee may assign this Agreement without the consent of any other Party hereto to Honeywell or any of its Subsidiaries and any such transferees or assignees shall thereafter be treated as “Indemnitee” for all purposes under this Agreement.

(e)      Notwithstanding the foregoing, Indemnitor may assign this Agreement without the consent of any other Party hereto to New HAPI 2, and New HAPI 2 shall assume all liability hereunder, in connection with the transactions contemplated by the Separation Agreement. Following such assignment and assumption, New HAPI 2 shall be treated as “Indemnitor” for all purposes under this Agreement and New HAPI Inc. shall be relieved of all liability hereunder.

(f)      Any purported assignment in contravention of this Section 4.7 shall be void. Subject to this Section 4.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.8      Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

(a)      if to Indemnitor:

New HAPI Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attention:  John J. Tus, President

Email: John.Tus@Honeywell.com

(b)      if to Indemnitee,

Honeywell International Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attention: Anne T. Madden, Senior Vice President, General Counsel and Corporate Secretary

Email: Anne.Madden@Honeywell.com

(c)      with a copy of any such notice sent to Indemnitee or Indemnitor (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Craig B. Brod

                 Kimberly R. Spoerri

Fax:          (212) 225-3999

Email:      cbrod@cgsh.com

                 kspoerri@cgsh.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given. Each Party agrees that nothing in this Agreement shall effect the other Parties’ right to serve process in any other manner permitted by Law.

Section 4.9      Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 4.10      Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party attorneys’ fees and other costs and expenses incurred in connection with any such action in addition to any other relief to which such Party may be entitled. For the avoidance of doubt, any such costs and expenses shall not be included in, or subject to, the Cap.

Section 4.11      Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.12      Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 4.13      Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party; provided that no amendment resulting in the increase of the late payment fee set forth in Section 2.5(b) shall be effective without the written consent of the “Required Lenders” (as defined in the Principal Credit Agreement) under the Principal Credit Agreement. The lenders under the Principal Credit Agreement shall be third-party beneficiaries of this Section 4.13 and shall be entitled to enforce the provisions hereof directly against Indemnitee and Indemnitor.

Section 4.14    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Exhibit references are to the articles, sections and Exhibits of or to this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 4.13 above). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. All references to “$” or dollar amounts are to lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

*            *             *            *            *

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Richard Kent
Name: Richard Kent
Title: Vice President, Deputy General Counsel, Finance and Assistant Secretary

NEW HAPI INC.

By:	/s/ John J. Tus
Name: John J. Tus
Title: President